EXHIBIT 3.4

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

CERTIFICATE OF CORRECTION

InPoint Commercial Real Estate Income, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The title of the document being corrected is the Articles of Amendment and Restatement (the “Articles”).

SECOND: The sole party to the Articles is the Corporation.

THIRD: The Articles were filed with the SDAT on October 17, 2016.

FOURTH: The definition of “Net Asset Value per Class P Common Share” in Article IV of the Articles as previously filed with the SDAT is set forth below:

Net Asset Value per Class P Common Share. The term “Net Asset Value per Class P Common Share” shall mean the net asset value of the Corporation allocable to the Class P Common Shares, calculated as described in the Memorandum, as may be amended from time to time, divided by the number of outstanding Class P Common Shares.

FIFTH: The definition of “Net Asset Value per Class P Common Share” in Article IV of the Articles as corrected hereby is set forth below:

Net Asset Value per Class P Common Share. The term “Net Asset Value per Class P Common Share” shall mean the net asset value of the Corporation allocable to the Class P Common Shares, calculated as described in the Memorandum, as may be amended from time to time, or in any more recent public filing made by the Corporation with the SEC, divided by the number of outstanding Class P Common Shares.

SIXTH: The undersigned Chief Executive Officer of the Corporation acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Vice President and Secretary on this 5th day of June, 2019.

ATTEST:	INPOINT COMMERCIAL REAL ESTATE INCOME, INC.
By: /s/ Roderick S. Curtis	By: /s/ Mitchell A. Sabshon (SEAL)
Name: Roderick S. Curtis Title: Vice President and Secretary	Name: Mitchell A. Sabshon Title: Chief Executive Officer

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